Exhibit 1

                JOINT VENTURE DEVELOPMENT AND OPERATING AGREEMENT


THIS JOINT VENTURE DEVELOPMENT AND OPERATING AGREEMENT is made and dated effective (the "Effective Date") as of the 19th day of June, 2002.

BETWEEN:

      STOCKGROUP MEDIA INC., of 500 - 750 West Pender Street, Vancouver, BC

      (hereinafter referred to as "Stockgroup")

                                                               OF THE FIRST PART
AND:

      STOCKHOUSE MEDIA CORPORATION., of 2625 - 555 West Hastings Street, Vancouver, BC V6B 4N5

            (hereinafter referred to as "SMC")

                                                              OF THE SECOND PART

      (collectively or individually also referred to as a "Party" or the "Parties")

WHEREAS:

A. Stockgroup and SMC are each in the business of, inter alia, web design services, on-line informational internet services to consumers and companies and internet advertising and which Parties have determined to form a joint venture to conduct such business and any future businesses which derive therefrom or may be developed in such joint venture as hereafter defined (such present and future business referred to hereafter as the "Business");

B. SMC has developed attractive and successful web services which have not yet generated a transition to profitability but SMC has determined that merging operations of this aspect of its business with Stockgroup has a substantial ability to drastically reduce costs and therefor create an opportunity for profit;

C. Stockgroup perceives that a venture with SMC will accelerate its growth, expand its customer base potential, and by a merging of the Business by purchase of a portion of the SMC assets into a joint venture with SMC will permit costs to be reduced and revenues enhanced and Stockgroup believes that SMC's anticipated investment and business relationship with ONNI Group of Companies ("ONNI") will add appreciable strength to the relationship;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $10.00 now paid by the parties, each to the other (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:


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1.    DEFINITIONS

1.01 In this Agreement, including the recitals and schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

      (a) "Affiliate" means any corporation of which a party hereto owns directly or indirectly not less than 50.1% of the outstanding capital stock;

      (b) "Agreement" means this joint venture agreement, as amended from time to time;

      (c) "Confidential Information" shall mean all information contributed by the Parties or acquired or developed by the Joint Venture which the Management Committee considers confidential, proprietary, or useful in the Business and not generally known in the public and includes all technical information such as data, know-how, research, designs, drawings, plans, specifications, models, quality controls, trade secrets, software, processes, equipment, controllers, patents, and Business information such as equipment, devices, methods relevant to the Joint Venture's Business, organizational charts, business plans, policies, corporate structure, financial information and resources, transactions, contracts and Joint Venture customers such as their names, requirements and necessities, and any collateral information which may be in the nature of a latent interest or expectation or corporate opportunity such as inventions, discoveries or improvements conceived, developed or made by employees, in whole or in part, or other persons associated with the Joint Venture and all and every other information which would reasonably be considered confidential in the industry or by employment of reasonable judgement and the burden shall be on a Party to show that information alleged by the Management Committee or a Party to be confidential is not;

      (d) "Costs" mean all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature incurred or chargeable, directly or indirectly, in connection with the Project and the Joint Venture, which costs, expenses, obligations, liabilities and charges include, without limiting the generality of the foregoing, the following:

            (i) all monies, of whatsoever nature, expended directly or indirectly in maintaining and operating the JV Assets and the Project;

            (ii) professional costs associated with the JV Assets, the Project or the financing thereof;

            (iii) development plans, marketing plans, and all other studies or reports;

            (iv) filing costs whether for securities regulations or other matters;

            (v) suppliers, contractors, trades, services, and all other inputs of goods, services, or labour for the Project and JV Assets thereof;

            (vi) employees, contract labour, management, and all other personnel costs;

            (vii) services of third parties or provided by the Parties at fair market value;

            (viii) administration, travel, office supplies, and all other costs reasonably incurred by or chargeable to the Project and its administration;

            (ix) marketing, advertising, promotion, and such related expenses,

            (x) costs of sales including commissions, transaction fees, and other such charges;

            (xi) the costs of raising equity or debt financing to capitalize the Project and the JV Assets;

            (xii) interest costs and payment, amortization or otherwise, of debt in accordance with policies of the Management Committee; and

            (xiii) all other costs as may be determined by the Operator, as approved by the Management Committee, from time to time, and normally charged to a project such as the Project in accordance with industry standards and generally accepted accounting principals consistently applied;

      (e) "Joint Venture" means the relationship of co-venture between Stockgroup and SMC for the development and operations of the Project, the joint ownership and management of the JV Assets and as may be determined, expanded, or diminished in accordance with the policies, procedures, and resolutions of the Management Committee;

      (f) "JV Assets" means the Stockgroup Assets and SMC Assets contributed to the Joint Venture by this Agreement and owned and operated jointly in accordance with the terms of this Agreement and all assets which may be contributed hereafter by the Parties or developed by the Joint Venture;

      (g) "Management Committee" means that committee established pursuant to this Agreement and composed of representatives of the Parties hereto;

      (h) "Operator" means that party or those parties appointed by the Management Committee as operator and/or manager of the JV Assets, the Project and the business of the Joint Venture and the first and continuing Operator shall be Stockgroup subject to review at the request of a Party on each anniversary of this Agreement;

      (i) "Parties", "Party", "Participant" or "Participants" means the parties, singly or collectively as appropriate, to this Agreement or their proper successors, assigns, or other recipients of a party's rights, in whole or in part, in or to this Agreement;


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      (j) "Project" means the plan of development of the JV Assets for the purpose of establishing commercial objectives and Revenues employing the JV Assets, and the additional contributions or services of the Parties, in accordance with the development plans established by this Agreement and the Management Committee and conducted by the Operator appointed by this Agreement and the Management Committee.

      (k) "Revenues" or "Revenue" means gross sales proceeds and income of whatsoever nature realized by the conduct of the JV Assets and the business thereof and the realization of the Project conducted pursuant to this Agreement, less Costs, and available for distribution to the Parties hereof; and

      (l) "SMC Assets" means the Business Assets and services contributed by SMC to the Joint Venture and Project as set forth in Schedule "B" hereto;

      (m) "Stockgroup Assets" means the Business Assets and services contributed by Stockgroup to the Joint Venture and Project as set forth in Schedule "A" hereto, which includes the Acquired Interest (as defined in section 5.1) purchased by Stockgroup from SMC;


2.    REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01 Each Party represents and warrants to the other Party hereto that, to the best of its knowledge:

      (a) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, except where regulatory or shareholder approval may be required;

      (b) neither the execution and delivery of this Agreement nor any of the Agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party excepting only variances required under finance documents;

      (c) the Stockgroup Assets and the SMC Assets purchased hereby and hereby contributed to the Joint Venture shall be sold and contributed free and clear of encumbrances of any nature and the same are sold and contributed with full right, title, and interest to the Joint Venture and free of claims by any party whatsoever;

      (d) in particular, but not to limit the generality, Stockhouse warrants that it has effected accommodation with Hewlett Packard ("HP") in respect to its GSA ("HP GSA") and that HP has released the assets purchased by Stockgroup and contributed by SMC from all claims; and

      (e) the execution and delivery of this Agreement and the Agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.02  Each Party covenants, warrants and agrees with the other:

      (a) to perform or cause to be performed its obligations and commitments under this Agreement;

      (b) not to engage either alone or in association with others in any activity in respect of the JV Assets or the Project except as provided or authorized by this Agreement;

      (c) to be just and faithful in all its activities and dealings with the other Party; and

      (d) any information which the Parties may provide to each other or the Joint Venture or any permissible person or company will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to the Parties or the Joint Venture or such permissible person or company.

2.03 The representations, warranties and covenants hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and each Party shall indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

3.    PURPOSE AND CREATION OF THE JOINT VENTURE AND PROJECT

3.01 Effective the Effective Date of this Agreement the parties hereby agree to form, and on such date have formed, a joint venture called the Stockgroup/Stockhouse Venture and agree to contribute in accordance with this Agreement the Stockgroup Assets and the SMC Assets to the Joint Venture to be owned and operated jointly as assets of the Joint Venture, develop the Project as co-venturers, divide the funding requirements of the Project as provided by this Agreement, conduct the Project in accordance with this Agreement, and share in the Revenues of the Project in accordance with the terms of this Agreement.


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3.02 The business and affairs of the Joint Venture shall be limited strictly to the Project and shall not be extended by implication, or otherwise, unless specifically authorized by the Management Committee. So long as the same does not derogate from the performance of the obligations and responsibilities of the Parties hereto, none of the Parties to this Agreement shall be prevented or restricted from carrying on business or any activities of whatsoever nature but that SMC shall not conduct business outside of the Joint Venture business or activities which may or are competitive with the Project. The Joint Venture Business shall not be altered or changed to unrelated endeavors from that of the present Project without unanimous concent of the Management Committee, with such consent to not be unreasonably withheld.

3.03 The Project shall initially be that set forth in Schedule "C" hereto and thereafter shall be that business endeavor employing the JV Assets as shall be determined by the Management Committee. The Joint Venture may not be terminated except by consent in writing of all Parties to this Agreement.

3.04 The Parties have not created a partnership hereby and nothing contained in this Agreement shall in any manner whatsoever constitute a Party the partner, agent or legal representative of any other Party or create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for or to assume any obligations or responsibilities on behalf of any other Party except as may be from time to time agreed upon in writing between the Parties or as otherwise expressly provided herein.

3.05 The rights and obligations of each Party shall be in every case several and not joint or joint and several.


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4.    INTEREST OF THE PARTIES IN AND TO THE JOINT VENTURE

4.01 The relevant ownership and voting interests of the Parties under this Joint Venture shall be a 65% interest to Stockgroup ("Stockgroup Interest") and a 35% interest to SMC ("SMC Interest") (such interests are collectively called the "Interests" or singularly the "Interest").

4.02 The Interests of the Parties hereto shall not be effected, altered, or amended except pursuant to the provisions of this Agreement or as subsequently agreed by the Parties hereto in writing.

5.    INITIATION PROVISIONS AND EARLY TERMINATION

5.01 As consideration for Stockgroup acquiring a majority position in the Joint Venture and acting as Operator, the Parties agree, effective the Effective Date, as follows:

      (a) subject to SMC discharging or amending the HP GSA, and any other debts, liens, charges, or other encumbrances, ("Encumbrances") to the satisfaction of Stockgroup, Stockgroup shall purchase a 65% interest (the "Acquired Interest" and said Acquired Interest is deemed included in the definition of Stockgroup Assets) in the SMC Assets of Schedule "B". The Acquired Interest is hereby purchased in consideration of the payment of 2,080,000 common shares (the "Purchase Shares") of Stockgroup Information Systems Inc to SMC and which Purchase Shares shall be issued within 10 days of execution hereof and above encumbrance removal and shall be deposited in trust to be held in accordance with the terms of this Agreement. Stockgroup shall contribute the Acquired Interest to the JV Assets together with the other Stockgroup Assets of Schedule "A";

      (b) SMC shall pay for all the costs of employees, use of the HP equipment, the Telus facilities, computer equipment for employees and any other equipment being used of the SMC Assets and the Acquired Interest needed to operate the Joint Venture for the initial two months of the Joint Venture initiation but thereafter for the subsequent twenty-two (22) months (the "Carry Period"), Stockgroup shall, at SMC's election as to whether to contribute, fund SMC's contribution requirement and thereby dilute SMC's Interest in accordance with this part. In the event that SMC shall elect not to contribute to a Joint Venture deficit or cash call at any time then Stockgroup shall pay such SMC deficit or cash call and shall convert any such Joint Venture deficit of SMC, within no less than 10 business days of SMC electing (or deemed to elect in accordance with Management Committee policies) not to contribute, by applying a dilution factor of one (1%) percent for each $15,000 of deficiency (such aggregate diluted interest called the "Dilution Interest"); and

      (c) Upon the expiration of the Carry Period and for a term of 60 days thereafter, SMC may elect to re-purchase all or any of the Dilution Interest at $15,000 per one (1%) percent (with no attribution of interest).

5.02 As consideration for the Interests the Parties shall pay and shall contribute to the Joint Venture as follows:

      (a)   Stockgroup shall:

            (i) deliver to the Joint Venture the Stockgroup Assets and the Acquired Interest free and clear of all liens, encumbrances and charges; and

            (ii) if applicable, carry the deficits of SMC in the Joint Venture for 22 months and accept the Dilution Interest in consideration therefor in accordance with the provisions of section 5.01 above.

      (b)   SMC shall:

            (i) pay the initial cost of the Joint Venture for the first two months as set forth in section 5.01; and

            (ii) deliver to the Joint Venture the SMC Assets free and clear of all liens, encumbrances and charges (such SMC Assets shall be delivered on or before the acquisition by Stockgroup of the Acquired Assets, as determined by the Management Committee, and upon closing of the acquisition by Stockgroup of the Acquired Assets, the same shall be recorded upon the books of the Joint Venture as acquired and contributed by Stockgroup).

5.03 The Purchase Shares shall be delivered into trust with counsel for Stockgroup for delivery to SMC or returned to Stockgroup and the Joint Venture may be terminated or continue in accordance with the following circumstances and elections:

      (a) in the event that ONNI shall determine to participate in investment and business of SMC, which shall occur on or before July 31, 2002 failing which Stockgroup may grant extensions and invest not less than $1,000,000and the Encumbrances removed (or otherwise dealt with in a manner acceptable to Stockgroup) then the Joint Venture shall continue for its term and the Purchase Shares shall be delivered to SMC;


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      (b)   in the event that ONNI does not invest in SMC but the Encumbrances are removed (or otherwise dealt with in a manner acceptable to Stockgroup) then the Joint Venture shall terminate and Stockgroup shall acquire all of the SMC Assets (including the Acquired Interest) for a price equal to the Purchase shares plus an additional 1,120,000 common shares of Stockgroup;

      (c) in the event that ONNI does not invest in SMC and the Encumbrances are not removed or dealt with in a manner acceptable to Stockgroup then, at Stockgroup's election, this Agreement shall terminate, the Purchase Shares shall be returned to Stockgroup for return to treasury, and the SMC Assets (including the Acquired Assets) shall be returned to SMC and the Stockgroup Assets shall be returned to Stockgroup.

5.04  Following the initiation of the Joint Venture and subject to the terms of section 5.01 above, the Parties shall contribute to Costs in proportion to their Interests and in accordance with cash calls by the Management Committee or the Operator. Costs contributed by Stockgroup may be assumed by incurring of unpaid operating charges, services, and other Costs borne by Stockgroup as Operator and may be debited against cash calls.

6.    CALCULATION OF REVENUE

6.01 Stockgroup shall receive 65% of the Revenues and SMC shall receive 35% of the Revenues of the Joint Venture. The Revenue of the Joint Venture distributable to the Participants shall be calculated from gross revenue of the Joint Venture from all sources less Costs. Such Revenue shall be calculated before income tax and other such costs which are attributable only to the Participants. Revenues shall be distributed at such time and in such manner as may be determined in accordance with the policies of the Management Committee but, absent agreement to the same, shall be payable no less than quarterly. The Management Committee shall retain such reserves for approved budgets and working capital as the Management Committee shall consider prudent. In the event of error of Revenue calculation, or if, for any other reason, a Party has received an attribution or payment greater than its entitlement then the Management Committee may balance the Revenue accounts, by debits and credits to the Participant upon the next Revenue allocation or may demand repayment of excess distributions and the relevant Participant shall refund such excess within thirty (30) days of demand.

7.    OPERATOR

7.01 The Parties hereto agree that Stockgroup, or an Affiliate, shall be the initial operator until replaced by the Management Committee or until such time as it resigns pursuant to the terms of this part.

7.02 The Operator may at any time on ninety (90) days notice to the Management Committee resign as Operator, in which event the Management Committee shall select another Party, person or company to be Operator upon the 90th day after receipt of the Operator's notice of resignation or such sooner date as the Management Committee may establish and give notice to the resigning Operator. The resigning Operator shall thereupon be released and discharged from all its duties and obligations as Operator on the earlier of those dates, save only as to those duties and obligations that it theretofore should have performed.

7.03 The new Operator shall assume all the rights, duties, liabilities and status of the previous Operator as provided in this Agreement, other than the previous Operator's Interest, if any, with such obligation to retain or hire any of the employees of the former Operator, or to indemnify the former Operator for any costs or expenses which the previous Operator may incur as a result of the termination of the employment of any of its employees resulting from this change of Operator, as the Joint Venture has not assumed.

8.    POWERS, DUTIES AND OBLIGATIONS OF OPERATOR

8.01 Subject to the control and direction of the Management Committee, the Operator shall have full right, power and authority to do everything necessary or desirable to manage, conduct, and carry out the Project and to determine the manner of development of the Project and, without limiting the generality of the foregoing, shall have the right, power and authority to:

      (a) conduct such of the Project, the JV Assets, the JV Business, and administration on such premises as it shall determine, including its own premises, and regulate access to the JV Assets and Project subject only to the right of representatives of the Parties to have access at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

      (b) employ and engage any such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but the Operator shall not enter into contractual relationships with a Party except on terms which are commercially competitive; and


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      (c)   execute all documents, deeds and instructions, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the JV Assets and each Party hereby irrevocably constitutes the Operator its true and lawful attorney to give effect to the foregoing and hereby agrees to indemnify and save the Operator harmless from any and all costs, loss or damage sustained or incurred, without gross negligence or bad faith by the Operator, directly or indirectly, as a result of its exercise of its powers pursuant to this sub-paragraph.

8.02 The Operator shall have the following duties and obligations during the term hereof:

      (a) to diligently manage, direct and control all development of the Project and the JV Assets in accordance with the development plans of the Project approved by the Management Committee and in compliance with all applicable laws, rules, orders and regulations;

      (b) provide pro formas, projections, and budget analysis for the Project for assessment by the Management Committee and the Operator shall prepare and submit reports on a quarterly basis to the Participants respecting operations of the Joint Venture;

      (c) subject to provision of funds, subject to the requirement for operating loans and other commercial facilities in the nature of leases or otherwise and subject to either party retaining the right to register its Interest for its own needs, to keep the JV Assets in good standing and appropriately registered with service providers and registries and clear of all liens, charges and encumbrances of every character arising from operations (except for those created pursuant to this Agreement and the Project finance requirements)

      (d) to maintain true and correct books, accounts and records of operations hereunder;

      (e) to permit one representative of the Parties on not less than one (1) business day notice, and at their expense, to inspect, audit, and copy the Operator's accounts and records relating to the JV Assets, Project development or to the determination of Revenue;

      (f) to open and maintain on behalf of the Joint Venture such bank account or bank accounts as the Operator may determine or the Management Committee may direct;

      (g) to prosecute and defend, but not to initiate without the consent of the Management Committee, all litigation or administrative proceedings arising out of the JV Assets or the Project; and

      (h) to transact, undertake and perform all transactions, contracts, employments, purchases, operations, governmental presentations, negotiations with third parties and any other matter or thing undertaken by or on behalf of the Joint Venture hereunder in the Operator's name.

8.03 Subject to any specific provisions of this Agreement, the Operator, in carrying out its duties and obligations hereunder, shall at all times be subject to the direction and control of the Management Committee and shall perform its duties hereunder in accordance with the instructions and directions as from time to time communicated to it by the Management Committee and shall make all reports to the Management Committee except where otherwise specifically provided herein.. The Operator shall act in good faith and in the best interest of the Joint Venture at all times and conduct the affairs of the Joint Venture with a view to maximizing gross revenue of the Joint Venture.

9.    MANAGEMENT COMMITTEE

9.0l A Management Committee, consisting of two representatives of Stockgroup and one representative of SMC shall be established. The Management Committee shall be the governing body of the Joint Venture and shall be responsible for general management and control of the Joint Venture and for determining the choice of and the general policies and direction to be adopted by an Operator.

9.02 The Management Committee shall meet at least once quarterly and otherwise on ten (10) days notice given by the Operator or by a Participant. Such notices shall be accompanied by an agenda of matters to be discussed and/or decided at the meeting. Decisions of the Management Committee shall be by majority vote. Each Party's Management Committee representatives (voted as to 50% each if both are present or voted collectively by one if one representative is present) shall be entitled to one vote for each one percent Interest held by such Party. A quorum shall be one representative of each Party. If a quorum is not present then the meeting shall be adjourned one week and the members present at such subsequent meeting shall constitute a quorum. If there are any issues or uncertainties in respect to procedure or authorities then the Participants and their representatives shall adopt the laws, policies, and precedents applicable to corporate law as if the Management was a board of directors of a public company in Canada.

9.03 The Joint Venture shall keep proper accounting records (including financial statements) in respect of all financial transactions, and shall keep such other records as may be determined by the Management Committee.


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      The said records shall be kept at a place determined by the Management
      Committee and may be inspected by any Party and any member of the Management Committee at any time during normal business hours.

10.   PARTITION AND OPTION

10.01 No Party shall, during the term of this Agreement, exercise any right to apply for any partition of the JV Assets and the Parties hereby waive any right to partition.

10.02 At any time during the continuance of this Agreement (while in good standing) following the Carry Period, Stockgroup shall have the election and option (the "Option") for a period of one year to acquire the whole of the SMC Interest (the "Option Interest" as such may be net of the Dilution Interest such that Stockgroup shall own 100% of the Joint Venture and the JV Assets after closing) and at any time for a period of one year after the Carry Period SMC may elect and option (again the "Option") to cause Stockgroup to purchase and SMC to sell the whole of the SMC Interest on the following terms;

      (a) notice of intention to exercise the Option shall be given by the exercising Party and thereupon the Parties shall proceed with reasonable dispatch to effect a closing of the Option within 90 days of the notice;

      (b) the Parties shall agree upon a professional arms-length valuator to provide the Parties a fair market value price ("Option Price") of the Option Interest;

      (c) the Option Price shall be paid by Stockgroup in common shares of Stockgroup Information Systems Inc. which shall be calculated by dividing the Option Price by the price of the common shares of Stockgroup on its principal exchange for the 10 days preceding the notice of exercise of Option but that the Option Price shall not be less than 920,000 shares and not more than 1,120,000 shares.

11.   TAX BENEFITS AND WRITE OFFS

11.01 Each Party on whose behalf any Costs have been incurred and in proportion to their Interests shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.

12.   RESTRICTIONS ON ALIENATION

12.01 Save and except as provided elsewhere herein, during the Carry Period and for a period of one year thereafter SMC shall not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any way transfer or alienate all or any portion of its Interest or rights under this Agreement except by permission of the other Party, which shall not be unreasonably with held. Stockgroup may sell its Interest, or any part thereof, but shall sell subject to the buyer assuming its obligations of this Agreement.

12.02 Nothing in this section shall prevent:

      (a) a sale by any Party of any part of its Interest or an assignment of any part of its rights under this Agreement to an Affiliate provided that such Affiliate first complies with the provisions of sub-paragraph 12.09 and agrees with the other Parties in writing to re-transfer such Interest to the originally assigning Party before ceasing to be an Affiliate of such Party; or

      (b) a disposition pursuant to an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interest and being subject to all debts, liabilities and obligations of each amalgamating or predecessor company, and the same not constituting a change of control.

12.03 Any of the Parties intending to dispose of all or any portion of its Interest or rights under this Agreement (in this section called the "Offeror") shall first give notice in writing to the other Parties (in this section called the "Offerees") of such intention together with the terms and conditions on which the Offeror intends to dispose of its Interest or a portion thereof or rights under this Agreement.

12.04 Any communication of an intention to sell (the "Offer") for the purposes of this section shall be in writing and shall:

      (a) set out in reasonable detail all of the terms and conditions of any intended sale;

      (b) if it is made pursuant to a proposed sale by agent, advertisement, or otherwise, include a photocopy of the Offer and all other relevant documents; and


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      (c)   if it is made pursuant to a third Party offer, clearly identify the offering Party and include such information as is known by the Offeror about such offering Party;

      and such communication will be deemed to constitute an Offer by the Offeror to the Offerees to sell the Offeror's Interest or its rights (or a portion thereof as the case may be) under this Agreement to the Offerees on the terms and conditions set out in such Offer.

12.05 Any Offer made as contemplated in sub-paragraph 12.04 shall be open for acceptance by one or more Offerees, and if more than one, then pro-rata by the Offerees, for a period of thirty (30) days from the date of receipt by the Offerees. The whole of the Offer must be accepted and if there are more than one Offeree, and one or more refuse their pro-rata portion, then the same may be accepted by the other Offerees in whole, but pro rata if more than one.

12.06 If one or more of the Offerees accept the Offer, such acceptance shall constitute a binding agreement of purchase and sale between the Offeror and the Offerees, or of such one or more of them as accept the Offer on the terms and conditions set out in such Offer.

12.07 If none of the Offerees accept the Offer, or do accept but fail to close the transaction contemplated thereby, the Offeror may complete a sale and purchase of its Interest, or a portion thereof or rights under this Agreement, for up to six months thereafter on terms and conditions not less favorable to the Offeror than those set out in the Offer.

12.08 While any Offer is outstanding, no other Offer may be made until the first Offer is disposed of and any sale resulting therefrom completed or abandoned in accordance with the provisions of this part.

12.09 Before the completion of any sale by a Party of its Interest or rights, or any portion thereof, under this Agreement, the purchasing party shall enter into an agreement with the Parties not selling on the same terms and conditions, mutatis mutandis, as set out in this Agreement.

12.10 Each Party agrees that its failure to comply with the restrictions set out in this section would constitute an injury and result in damage to the other Parties impossible to measure monetarily and, in the event of such failure, the other Parties shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any Interest or rights under this Agreement, save in accordance with the provisions of this section, and any Party intending to make a sale or making a sale contrary to the provisions of this section hereby waives any defense it might have in law to such injunctive relief.

13.   CONFIDENTIALITY AND COMPETITION

13.1 From the Effective Date and during this Agreement SMC will not engage in any business which reasonably may detract from, compete with or conflict with the Business, without disclosure to the Management Committee, and will not do so if a Party reasonably objects. However, this shall not prejudice the right or ability of a SMC to pursue existing business (except the business which is being transferred to the Joint Venture) or opportunities which have been disclosed to the Parties or appear on the public record nor prejudice future opportunities which, by standards of the industry, are not directly competitive with the Business.

13.2 A Party hereunder will not, except as authorized or required by the Party's duties hereunder or as flow as a consequence of law or contract of sale (for example consequent upon reporting requirements of a public company or consequent upon a merger or consequent upon a sale of Interests by a Party hereto), reveal or divulge to any person or companies any Confidential Information concerning the Joint Venture or its Business or of any of the Parties or of any Affiliates, which may come to the Party's knowledge during this Agreement, and the Parties will keep in complete secrecy all Confidential Information and will not use or attempt to use any such Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Joint Venture's Business. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain through no act or fault of the alleged offending Party. During this Agreement and for a period of one year following the termination the Party (the "Leaving Party") which has left the Joint Venture (whether by default, removal by loss of all Interest or removal by exercise of Option), excepting only wind-up with distribution to each Party of Joint Venture Assets (in which case both Parties shall be free to conduct the Business in competition) shall not enter into any activity which would cause restriction or competition to the Business thereby remaining with the other Party (the "Remaining Party") and, without restricting the generality, shall not enter into the service of any competitor, shall not provide to any party Confidential Information which would allow such party to compete with the Remaining Party, shall not accept any position or effect any investment with a party which competes with the Remaining Party or which intends to compete with the Remaining Party, nor take any steps which would negatively affect the Remaining Party including such acts as inducing customers or members of the Remaining Party to leave the Remaining Party. The Leaving Party will also refrain from effecting negative acts in respect to the Remaining Party both including refraining from such acts as spreading false or malicious rumors, comment, or innuendo, initiating communications which bring the reputation of the Remaining Party in disfavor or under suspicion, or otherwise effecting negative acts or campaigns towards the Remaining Party.

13.3 The Parties acknowledge that the Confidential Information is crucial to the Business and to the Parties individually and that in the event of unauthorized disclosure or use of the Confidential Information, which the Parties acknowledge would be an act of bad faith as well as a breach of this undertaking, the damage will be irreparable or the affected Party will not be adequately compensated by monetary award. Accordingly, the offending Party agrees that in the event of any such breach, the affected Party shall be entitled as a matter of right, without notice and prior to service of an originating action in British Columbia and on an ex parte application, to apply to a Court of competent jurisdiction in British Columbia, for determination in accordance with British Columbia law, for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof. The Parties also agree and acknowledge that the offending Party will also be liable, as liquidated damages, for an amount equal to the amount received and earned by the offending Party as a result of and with respect to any breach hereof, in addition to any other losses the affected Party may suffer, including loss of economic opportunity.

13.4  Upon termination of this Agreement:

      (a) The Parties hereby acknowledge and agree that all personally possessed or Joint Venture property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, Confidential Information, copies of any of the foregoing, and equipment furnished to or prepared by the Joint Venture or a Party for such and in the course of or incidental to the Business or this Agreement, all belong to the Joint Venture and shall be promptly returned to the Joint Venture upon termination; and

      (b) The Parties acknowledge that all Confidential Information is received or developed in confidence and for the exclusive benefit of the Joint Venture and the successors thereof. During this Agreement and thereafter in accordance with this Agreement's restrictions, Parties will not, directly or indirectly, except as required by the normal business of the Joint Venture or expressly consented to in writing by the Management Committee:

            (i) disclose, publish or make available, other than to an authorized person any Confidential Information;

            (ii) acquire, possess for his own interest, sell, transfer or otherwise use or exploit any Confidential Information;

            (iii) permit the sale, transfer, or use or exploitation of any
                  Confidential Information by any third party; or

            (iv) retain upon termination or expiration of this Agreement any Confidential Information, any copies thereof or any other tangible or retrievable materials containing or constituting Confidential Information;

14.   FORCE MAJEURE

14.01 No Party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts, or other industrial disturbances, riots, laws, rules and regulations or orders of any duly constituted governmental authority, including environmental protection agencies, or non-availability of materials or transportation (each an "Intervening Event").

14.02 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

14.03 A Party relying on the provisions of sub-paragraph 14.0l will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour disputes or to question or to test the validity of any law, rule, regulation, or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders it uneconomical or impossible of completion.

15.   NOTICE

15.01 Any notice, direction, cheque or other instrument or communication required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication or other similar form of communication, in each case addressed to the intended recipient at the address of the respective Party set out on the first page hereof.

15.02 Any notice, direction, cheque or other instrument or communication will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the seventh business day following the day of mailing, except in the event of a disruption of the postal service in which event notice will be deemed to be received only when actually delivered on the address and, if sent by telegram, telex, telecommunications or other similar form of communication, be deemed to have been given or received on the day it was so sent.

15.03 Any Party may at any time give to the other notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

16.   WAIVER

16.01 If any provision of this Agreement shall fail to be strictly enforced, or any Party shall consent to any action by any other Party, or shall waive any provisions as set out herein, such action by such Party shall not be construed as a general waiver thereof but only a waiver for the specific time that such waiver or failure to enforce takes place and shall at no time be construed as a consent, waiver, or excuse for any failure to perform and act in accordance with this Agreement at any past or future occasion.

17.   FURTHER ASSURANCES

17.01 Each of the Parties hereto, shall from time to time and at all times, do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement. This section shall not be construed as imposing any obligation on any Party to provide guarantees.

18.   USE OF NAME

18.01 No Party shall, except with written permission or when required by this Agreement, or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Party for any purpose related to this Agreement or the Project.

19.   ENTIRE AGREEMENT

19.01 This Agreement embodies the entire agreement and understanding among the Parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

20.   AMENDMENT

20.0l This Agreement may not be changed orally but only by an agreement in writing, executed by each of the Parties.

21.   TERM

21.01 Unless earlier terminated by default or by agreement of all Parties or as a result of one Party acquiring the whole of the other Party's Interest, the Joint Venture and this Agreement shall remain in full force and effect for so long as any part of the Joint Venture Assets or Project is held or conducted in accordance with this Agreement, but such period not to exceed 10 years.

22.   DEFAULT

22.01 No Party hereto shall purport to terminate this Agreement for any event of default except pursuant to the terms of this part.

22.02 Except for emergency proceedings in respect to a default by a Party which materially jeopardizes the Project or finances or credit or the JV Assets, no Party hereto shall take proceedings for default, or otherwise, unless it has given the defaulting Party notice in writing of the nature and scope of the default and the defaulting Party has failed to correct such default within ten (10) business days of notice of such default.

23.   TERMINATION AND WIND-UP

23.01 Upon termination of this Agreement for whatever cause, the Management Committee shall administer wind-up of the Joint Venture and shall dispose of JV Assets in such manner as the Management Committee determines, consistent with practices of corporate law and practice, and shall distribute the net JV Assets, after discharge of all encumbrances, in accordance with outstanding Interests. At the time of wind-up of the Joint Venture or termination of the Project for any reason, the Management Committee shall meet and approve a procedure for the retention, maintenance and disposal of documents (the "Documents") and shall appoint such Party as may consent thereto to ensure that all proper steps are taken to implement and maintain that procedure. If the Management Committee fails to approve a procedure as aforesaid, the Operator, if a Party, otherwise a Party holding an Interest as at the date immediately preceding the date the management Committee was called to meet, shall retain, maintain and dispose of the Documents according to such procedure, in compliance with all applicable laws, as it deems fit. The Party entrusted with the retention, maintenance and disposal of the

      Documents shall estimate the costs and expenses incidental thereto and shall be entitled to receive payment of those costs and expenses prior to any distribution being made of the Assets or the revenues received on the disposal thereof.

24.   ENUREMENT

24.01 This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

25.   GOVERNING LAW AND COMPLIANCE

25.01 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia. The Parties will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to the Parties hereunder.

26.   SEVERABILITY

26.01 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

27.   HEADINGS

27.01 The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

28.   TIME OF THE ESSENCE

28.01 Time shall be of the essence in the performance of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day, month and year first written above.

THE CORPORATE SEAL of                         )
Stockgroup Media Inc.                         )
was hereunto affixed in the presence of:      )
                                              )
                                              )                  c/s
----------------------------------------------)
Authorized Signatory                          )



THE CORPORATE SEAL of                         )
Stockhouse Media Corporation                  )
was hereunto affixed in the presence of:      )
                                              )
                                              )                  c/s
----------------------------------------------)
Authorized Signatory                          )

                                  Schedule "A"

                          Stockgroup Assets Contributed


1. the use of facilities of Stockgroup or of its affiliates at reasonable commercial rates;

2.    conduct as Operator at reasonable commercial rates;

3.    contribution of the Acquired Interests


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                                  Schedule "B"

                          Stockhouse Assets Contributed

                                  Schedule "C"

                                   The Project


Stockhouse has built an Internet financial media company that has succeeded in attracting a high amount of targeted traffic. The cost of servicing the Stockhouse Internet sites including but not limited to Stockhouse.ca, Stockhouse.com and Stockhouse.com.au exceeds the revenue that Stockhouse has been able to generate from its media properties. Stockgroup has built an Internet financial media and technology company, but has been more successful in generating revenue both in relationship to its costs and in relationship to Stockhouse.

Stockgroup uses and pays for the services of a number of content and data providers that are also used by Stockhouse. Stockgroup employs a variety of personnel that have the skills necessary to operate significant portions of the Stockhouse Internet sites. Stockgroup owns and operates a significant amount of the equipment necessary to operate the Stockhouse sites. Stockgroup has achieved a greater degree of success than Stockhouse in utilizing its technologies, infrastructure and marketing expertise to generate revenue.

The project is to reduce the combined costs of Stockhouse and Stockgroup by eliminating duplication of services and costs such as content and data providers, personnel, equipment, and premises and to increase revenues through a combining of the sales and marketing resources of the two companies and through the combining of product offerings to customers.

The project will be managed by Stockgroup who will use its management and infrastructure to reduce the combined costs of the two entities and to increase the revenues of the entities.